Exhibit 23.1
CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
We have issued our reports dated August 21, 2007, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of STRATTEC SECURITY CORPORATION incorporated by reference on Form 10-K for the year ended July 1, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of STRATTEC SECURITY CORPORATION on Forms S-8 (File No. 333-140715, effective February 14, 2007; 333-103219, effective February 14, 2003; 333-31002, effective February 24, 2000; 333-45221, effective January 30, 1998; and 333-4300, effective April 29, 1996).
/s/ GRANT THORNTON LLP
Milwaukee, Wisconsin
August 21, 2007